UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2026

INMUNE BIO INC.
(Exact name of registrant as specified in charter)

Nevada	001-38793	47-5205835
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

225 NE Mizner Blvd., Suite 640, Boca Raton, Florida 33432

(Address of Principal Executive Offices) (Zip Code)

(561) 710-0512

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per shares	INMB	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 29, 2026, INmune Bio Inc. (the “Company”) entered into an amended and restated Material Transfer and License Agreement (the “Amended and Restated Agreement”) with INmune Bio International (“IMB”), a company incorporated in England and the Company’s wholly-owned subsidiary, and Anthony Nolan (“AN”), a company limited by guarantee incorporated in England, which amended and restated the original agreement signed by IMB and AN on November 29, 2017, as amended and restated on March 21, 2023 (the “Original Agreement”). The Company, which was not a party to the Original Agreement, has agreed to be bound by the terms of the Amended and Restated Agreement as a party thereto with effect from April 29, 2026 and has agreed to be jointly and severally liable with IMB for payment obligations arising under the royalty provisions of the Amended and Restated Agreement.

The expanded collaboration with AN pursuant to the Amended and Restated Agreement secures the long-term provision of high-quality umbilical cord tissue to power the Company’s CORDStrom™ platform.

Pursuant to the Amended and Restated Agreement, AN has granted to IMB an exclusive, revocable (but irrevocable once the AN Donor Materials have been Used, as defined in the Amended and Restated Agreement), with the right to sublicense, a license to, among others, use, process, test and store AN Donor Materials (or any AN Donor Derivatives), AN Donor Products and Existing Cellular Materials, all as defined in the Amended and Restated Agreement and in accordance with the terms of the Amended and Restated Agreement.

Under the terms of the Amended and Restated Agreement, AN will be entitled to a royalty of 2% on net sales of each Product, as defined in the Amended and Restated Agreement, up to an annual cap of £5,000,000. In addition, AN will be entitled to fees equal to £400 plus VAT in respect of the Cell and Gene Therapies Services, as defined in the Amended and Restated Agreement, related to each umbilical cord tissue. On January 1st of each calendar year, from and including January 1, 2027, AN shall be entitled to increase the fees by no more than the percentage increase (if any) in the Consumer Price Index (CPI) published by the Office for National Statistics for the 12-month period ending on the most recent date prior to the relevant increase, for which data is available.

The term of the Amended and Restated Agreement will continue until terminated in accordance with its terms or until the date that is ten (10) years from the date of First Commercial Sale, as defined in the Amended and Restated Agreement. Each party may terminate the Amended and Restated Agreement in whole or in part with immediate effect upon Event of Default, as defined in the Amended and Restated Agreement. In addition, IMB or the Company may terminate the Amended and Restated Agreement at any time by providing 30 days’ written notice to AN and AN may terminate the Amended and Restated Agreement at any time by providing 6 months’ written notice.

The Amended and Restated Agreement contains certain covenants, representations and warranties customary for an agreement of this type and includes additional provisions for traceability and quality management, ensuring that all materials are handled in accordance with Good Manufacturing Practice (GMP) and Human Tissue Authority (HTA) standards.

The foregoing summary of the Amended and Restated Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On May 5, 2026, the Company issued a press release announcing that it has entered into the Amended and Restated Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto. The information contained in this Item 7.01 and Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amended and Restated Material Transfer and License Agreement between Anthony Nolan, INmune Bio International and INmune Bio Inc., dated April 29, 2026
99.1	Press Release, dated May 5, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INMUNE BIO INC.

Date: May 5, 2026	By:	/s/ David Moss
	Name:	David Moss
	Title:	Chief Executive Officer

3